Exhibit 10.13

February 17, 2003

Roger Weingarth

Dear Roger:

On behalf of Calix Networks, Inc. (the “Company”), I am pleased to offer you the full time position of Vice President, Operations reporting directly to Carl Russo, President and Chief Executive Officer of the Company.

The terms of your new position with the Company are as set forth below:

1. Position.

a. You will become the Vice President, Operations of the Company, working out of the Company’s headquarters office in Petaluma, California. You will report directly to Carl Russo, President and Chief Executive Officer of the Company.

b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the foregoing, however, your shall be permitted to continue to serve on the boards of directors of the companies set forth on Attachment A. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations (but, in each case, only to the extent that such activities do not interfere with the performance of your duties hereunder), or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on March 3, 2003 (the “Start Date”).

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation. Your starting base salary will be $5,769.23, paid bi-weekly, which equates to $150,000.00 annually, subject to applicable tax withholding. Salaries are generally reviewed on an annual basis.

5. Stock Options.

a. Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option or stock purchase right to purchase 12,000,000 shares of the Company’s Common Stock (“Shares”). This option will vest during the period that you remain continuously employed by the Company at the rate of 25% of the Shares on the one year anniversary of the Start Date, with the remainder of the Shares vesting monthly thereafter in equal installments over the next thirty-six (36) months. Vesting will depend on your continued employment with the Company.

b. Subsequent Option Grant. In addition to the grant referenced in paragraph 5a. above, at such point in time as (i) the Company has exhibited positive cash flow for a rolling six (6) month period - with cash flow being defined as cash flow from operations less capital expenditures (interpreted in accordance with all relevant GAAP rules and regulations), and (ii) the Company’s Board of Directors has approved a Company operating and financial plan that projects sustained positive cash-flow on a quarterly basis going forward for at least four (4) consecutive quarters, and subject to your having remained continuously employed as Vice President, Operations of the Company from the date hereof until items (i) and (ii) have been achieved, then the Company will recommend that the Board of Directors grant you an option or stock purchase right to purchase such additional number of Shares as equals Fifty (50%) of the initial grant referenced in paragraph 5a. above. Special note, any stock splits will affect the number of Shares but not the percent as it relates to the initial grant. This option will vest during the period you remain continuously employed by the Company at the rate of 1/48 of the total number of Shares underlying the option per month following the Vesting Commencement Date (which will be the date that the Company’s Board of Directors grants the option). Vesting will, of course, depend on your continued employment with the Company. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

c. Option Terms. The options granted to you as set forth hereunder will be immediately exercisable and, if exercised prior to vesting, will be subject to the Company’s right to repurchase unvested Shares at cost in connection with the termination of your employment with the Company (subject to paragraph 5e. below). The options will be non-qualified stock options and will be subject to the terms of the Company’s 2002 Stock Plan and the Stock Option Agreements between you and the Company.

d. Acceleration of Vesting. In the event that the Company consummates a Change of Control Transaction (as defined below) during the period that you remain continuously employed as Vice President, Operations of the Company, then 12 months of the then-unvested options (and any unvested issued upon the exercise of such options) held by you will become fully vested. In the event that the Company terminates your employment without Cause (as defined below), then you will receive an immediate acceleration of six (6) month’s worth of vesting on your options (and any issued upon the exercise of such options), but in no event more than the remaining Vesting Period associated with such option.

For purposes of this paragraph 5, the following terms shall have the meanings as set forth below:

“Change of Control Transaction” shall mean the sale, conveyance, or disposal of all or substantially all of the Company’s assets or business, or the merger of the Company into, or the consolidation of the Company with, any other corporation or entity (other than a wholly-owned subsidiary of the Company), or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, provided that this definition shall not apply to (i) a merger effected exclusively for the purpose of changing the domicile of the Company or (ii) an equity financing in which the Company is the surviving corporation.

“Cause” shall mean (i) your intentional failure to perform, or gross negligence in the performance of, one or more of your essential duties and responsibilities to the Company and/or your failure to follow the lawful directives of the Company’s Board of Directors; (ii) your extended or repeated absence from the Company’s headquarters other than as a result of Company-related travel or Board-approved time off; (iii) your deliberate and material violation of any Company policy; (iv) your conviction of a felony or your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company or bring the Company into substantial public disrepute; (v) your unauthorized use or disclosure of any material proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (vi) your willful breach of any of your material obligations under any written agreement or covenant with the Company or your fiduciary duties to the Company; or (vii) your death or any disability that renders you, in the good faith determination of the Company’s Board of Directors, unable to perform the essential duties and responsibilities of your job.

“Vesting Period” with respect to an option grant or stock purchase right grant shall mean the forty-eight (48) month period following the date that vesting initially commences for such grant.

6. Benefits.

a. Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other executive-level employees of the Company, subject to any eligibility requirements imposed by such plans.

b. Vacation; Sick Leave. You will be entitled to such number of paid vacation days per year equivalent to that provided to other executive-level employees of the Company, pro-rated for the remainder of this calendar year. Vacation accrues ratably per pay period and may not be taken before it is accrued.

c. Business Expenses. The Company shall reimburse you, following submission of appropriate documentation, for the reasonable travel, entertainment, cellular telephone and other business expenses incurred in connection with your duties to the Company, subject to the Company’s standard expenditure and reimbursement guidelines.

7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed as Attachment B hereto for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8. No Conflicts. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other third party with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

9. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability other than as expressly set forth in this letter. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason, subject to the provisions of this letter. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an appropriate officer of the Company.

As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,		ACCEPTED AND AGREED:

CALIX NETWORKS, INC.		ROGER WEINGARTH

By:	/s/ Carl E. Russo	/s/ Roger Weingarth
Signature

Carl E. Russo, President & CEO		02/8/03
Date

Attachment A: List of Board Commitments

Attachment B: Confidential Information and Invention Assignment Agreement

Attachment A

List of Board Commitments

Arista Networks, Incorporated

Attachment B

Confidential Information and Invention Assignment Agreement

CALIX NETWORKS, INC.

AMENDMENT TO

OFFER LETTER AGREEMENT

This Amendment to Offer Letter Agreement (the “Amendment”) is made effective as of April 13, 2004 by and between Calix Networks, Inc., a Delaware corporation (the “Company”) and Roger Weingarth (“Mr. Weingarth”).

RECITALS

A. The Company previously entered into an Offer Letter Agreement (the “Offer Letter”) with Mr. Weingarth on February 17, 2003.

B. The Company and Mr. Weingarth desire to amend the Offer Letter as set forth herein.

C. The last paragraph of the Offer Letter provides that the Offer Letter can be amended or modified with the written consent of the Company and Mr. Weingarth.

AGREEMENT

NOW THEREFORE, the undersigned agree as follows:

1. Subsequent Option Grant. Paragraph 5b. of the Offer Letter shall be amended and restated to read in its entirety as follows:

“b. Subsequent Option Grant. In addition to the grant referenced in paragraph 5a. above, the Company will recommend that the Board of Directors grant you, on or before April 13, 2004, an option or stock purchase right to purchase 120,000 Shares, with an exercise price equal to the fair market value on the date of the grant (such option being referred to herein as the “Subsequent Option”). This Subsequent Option will vest during the period you remain continuously employed by the Company at the rate of 1/48 of the total number of Shares underlying such option per month following the Vesting Commencement Date for the Subsequent Option (which will be the date that the Company’s Board of Directors grants such option). Vesting will, of course, depend on your continued employment with the Company. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

In the event that the Company consummates a Change of Control Transaction (as defined below) that is not a Qualified Change of Control Transaction (as defined below) during the period that you remain continuously employed by the Company, then you will accrue no further vesting on your Subsequent Option (or any shares issued upon the exercise of your Subsequent

Option) from and after the closing of such Change of Control Transaction, and the unvested portion of your Subsequent Option shall lapse as of such closing (and any unvested shares issued upon the exercise of your Subsequent Option will be subject to repurchase at cost by the Company or its successor). In the event that the Company consummates a Qualified Change of Control Transaction during the period that you remain continuously employed by the Company, then, your Subsequent Option (or any shares issued upon the exercise of your Subsequent Option) shall continue to vest according to its terms for so long as you remain continuously employed by the Company or its successor.”

2. Acceleration of Vesting. Paragraph 5d. of the Offer Letter shall be amended and restated to read in its entirety as follows:

“d. Acceleration of Vesting.

(i) In the event that the Company consummates a Change of Control Transaction (as defined below) during the period that you remain continuously employed as Vice President, Operations of the Company, then upon such consummation you will receive an immediate acceleration of twelve (12) months’ worth of vesting on your initial option grant described under paragraph 5a. above (the “Initial Option”) (or any unvested shares issued upon the exercise of such option), but in no event more than the remaining Vesting Period associated with such option. In the event that the Company terminates your employment without Cause (as defined below), then you will receive an immediate acceleration of six (6) months’ worth of vesting on your Initial Option (or any shares issued upon the exercise of such option), but in no event more than the remaining Vesting Period associated with such option.

(ii) In the event that the Company consummates a Qualified Change of Control Transaction (as defined below) during the period that you remain continuously employed as Vice President, Operations of the Company, then upon such consummation you will receive an immediate acceleration of twelve (12) months’ worth of vesting on your option grant described under paragraph 5b. above (or any unvested shares issued upon the exercise of such option), but in no event more than the remaining Vesting Period associated with such option. In the event that the Company terminates your employment without Cause (as defined below), then you will receive an immediate acceleration of six (6) months’ worth of vesting on such option (or any shares issued upon the exercise of such option), but in no event more than the remaining Vesting Period associated with such option.”

3. Definition. The following shall be added to the definition section of Paragraph 5 of the Offer Letter:

“Qualified Change of Control Transaction” shall mean a Change of Control Transaction in which the per share consideration is equal to at least two times the Company’s Series G Preferred Stock purchase price per share (as adjusted for subsequent stock splits, stock dividends, combinations and the like), with value for non-cash consideration determined in accordance with Article IV, Section 2(c)(ii) of the Company’s Amended and Restated Certificate of Incorporation.”

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4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law.

As amended hereby, the Offer Letter shall remain in full force and effect.

[Signature Page Follows]

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The foregoing Amendment to Offer Letter Agreement is hereby executed as of the date first written above.

CALIX NETWORKS, INC.

By:	/s/ Carl Russo

Name:	Carl Russo

Title:	President & CEO

ROGER WEINGARTH

/s/ Roger Weingarth